Exhibit 99.1

[Northwestern Mutual Logo]

FOR IMMEDIATE RELEASE

For further information, contact

Deanna Tillisch, 414-665-2705

Deannatillisch@northwesternmutual.com

Mark Lucius, 414-665-7343

Marklucius@northwesternmutual.com

NORTHWESTERN MUTUAL REPORTS 2003 FINANCIAL RESULTS

MILWAUKEE, WI (January 29, 2004) – Northwestern Mutual reported strong financial results, including growth in total surplus during 2003 of $1.6 billion, or 19%, to a record of $10.1 billion at year-end 2003. Policyowner dividends payable for 2004 were estimated to be $3.8 billion.

Total life insurance protection in force reached $810 billion, an 8% increase over 2002, while premium revenue increased to $10.3 billion.

“We performed well in an economy that is still very challenging,” said President and CEO Edward J. Zore. “Despite sustained historically low interest rates and the uncertainties still present in the marketplace, we are providing our policyowners with a dividend interest rate of 7.7% on unborrowed funds, a remarkable value in this environment.”

Relating the company’s 2003 results to its historical performance, Zore said, “Our consistent solid performance and unquestioned financial strength over time and across economic cycles is a reflection of our excellent operating fundamentals.” He noted that strong policy persistency, favorable mortality experience, careful management of expenses and excellent investment performance all contributed to 2003 results.

Zore noted the following financial highlights for 2003:

•	The company reported record total surplus (including asset valuation reserve) of $10.1 billion at year-end 2003, up from $8.5 billion at year-end 2002. The ratio of total surplus to general account reserves increased to 12.5% from 11.4% at year-end 2002.

•	Dividends payable to policyowners during 2004 are estimated to be $3.8 billion. Northwestern Mutual expects to lead the industry again in the amount of total life insurance dividends paid to participating policyowners.

•	The dividend interest rate on unborrowed funds for most life insurance policies is 7.7% for 2004.

•	Total premium revenue increased to $10.3 billion.

•	Total life insurance protection in force rose to $810 billion, up 8% from year-end 2002.

•	Assets in the company’s diversified investment portfolio grew 10% to $97 billion, while total assets increased 11% to nearly $114 billion.

•	Net gain from operations of $553 million was down from $764 million in the prior year, largely due to a $453 million one-time tax benefit reported in 2002.

Total life insurance premium sales (measured as annualized premiums for new policies) of $635 million were down 3% from 2002, due largely to a 33% decline in sales to large corporate customers. Portfolio life insurance premium sales, however, rose by 6% to $494 million and accounted for 78% of total new life premium sales in 2003, as the marketplace looked for safety and long-term value. The total number of life policies sold was up 2% and total amount of life protection sold was up 1% to $95.7 billion.

Sales of other Northwestern Mutual insurance protection products were also up in 2003. New individual disability income premium sales increased 9%, and new long-term care premium sales grew 31% from 2002.

Investment products sales performance was also solid. Mutual fund sales during 2003 by registered financial representatives through Northwestern Mutual Investment Services, LLC grew 17% to $3.6 billion, up from $3.1 billion in 2002. New premiums and deposits for Northwestern Mutual annuity contracts increased 5% to $709 million.

Gain before dividends and taxes of $4.2 billion was up 3%, reflecting growth in both premium revenue and net investment income. Investment income of $5.7 billion increased 5% from 2002. Exclusive of dividends, insurance benefits paid to policyowners during 2003 was $4.1 billion.

Unassigned surplus increased $330 million to $7.5 billion. Total surplus, including the asset valuation reserve (AVR), increased $1.6 billion to $10.1 billion at year-end 2003. Contributing to surplus growth during 2003 was $1.3 billion of net realized and unrealized capital gains and the $553 million net operating gain for the year.

Northwestern Mutual, the nation’s largest direct provider of individual life insurance according to A.M. Best, has always received the highest possible ratings for financial strength from Standard & Poor’s, Moody’s, Fitch and A.M. Best. Fortune magazine has voted Northwestern Mutual “Most Admired” in its industry for 20 years, and ranked it one of the “100 Best Companies to Work For.”

The company, its subsidiaries and affiliates also provide annuities, mutual funds, long-term care insurance and disability income insurance. These products and services are distributed through the Northwestern Mutual Financial Network and its almost 7,900 financial representatives. Among its affiliated companies are Russell Investment Group, an investment management and advisory firm; Northwestern Mutual Investment Services, LLC, a securities broker/dealer; and Northwestern Mutual Trust Company, a special purpose federal savings bank. Further information on Northwestern Mutual, based in Milwaukee, Wisconsin, can be found at: www.nmfn.com.

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Summary of Operations and Changes in Surplus

(consolidated statutory basis, in millions)*

Year ended December 31:	2003	2002
Premiums	$10,307	$10,108
Net investment income	5,737	5,477
Other income	501	439

Total revenue	16,545	16,024

Policyowner benefits	4,079	3,902
Increase in benefit reserves	6,548	6,428
Commissions and expenses	1,690	1,580

Total benefits and expenses	12,317	11,910

Gain before dividends and taxes	4,228	4,114

Policyowner dividends	3,765	3,792

Gain before taxes	463	322
Income tax expense (benefit)	(90)	(442)

Net gain from operations	553	764
Net realized capital gains (losses)	139	(606)

Net income	692	158

Change in net unrealized capital gains (losses)	1,171	(517)
Change in asset valuation reserve	(1,300)	766
Other surplus changes	(233)	(82)

Net increase in surplus	$330	$325

Summary of Financial Position

(consolidated statutory basis, in millions)*

December 31:	2003	2002
Bonds and cash	$58,165	$52,411
Mortgage loans	16,426	15,692
Policy loans	9,546	9,292
Common and preferred stocks	6,577	4,902
Real estate	1,481	1,503
Other investments	4,851	4,242

Total investments	97,046	88,042

Other assets	4,114	4,647
Separate account assets	12,662	10,246

Total assets	$113,822	$102,935

Policy benefit reserves	$81,280	$74,880
Policyowner dividends	3,770	3,765
Asset valuation reserve	2,568	1,268
Other liabilities	5,995	5,559
Separate account liabilities	12,662	10,246

Total liabilities	106,275	95,718

Surplus	7,547	7,217

Total liabilities and surplus	$113,822	$102,935

* The accompanying financial information is based on accounting practices prescribed or permitted by the Office of the Commissioner of Insurance of the State of Wisconsin (“statutory basis of accounting”). Financial statements prepared on the statutory basis of accounting differ materially from financial statements prepared in accordance with generally accepted accounting principles (“GAAP”).